EXHIBIT(h)


                            ADMINISTRATIVE AGREEMENT

            THIS AGREEMENT, dated as of the 3rd day of November, 1993, by and between IAI Retirement Funds, Inc., a Minnesota corporation (the "Corporation"), on behalf of each portfolio represented by a series of shares of common stock of the Corporation (the "Portfolios") set forth in Exhibit A hereto, as supplemented from time to time, and Investment Advisers, Inc. ("Advisers"), a Delaware corporation:

            WITNESSETH THAT:

            WHEREAS, the Corporation, on behalf of each Portfolio, desires to engage Advisers, and Advisers has agreed to provide such administrative, dividend disbursing, transfer, and accounting services as may be required by each Portfolio pursuant to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

            Section 1. Appointment. The Corporation hereby appoints Advisers as the administrative agent, dividend disbursing agent, transfer agent, redemption agent and accounting services agent for each Portfolio, and Advisers hereby accepts such appointments and agrees to act in such capacities upon the terms and conditions set forth in this Agreement.

                               ACCOUNTING SERVICES

            Section 2. Required Accounts and Records. Advisers shall maintain and keep current such accounts and records relating to the business of the Corporation and the Portfolios as are necessary or advisable for compliance with applicable regulations, including, without limitation, Rules 3la-1 and 3la-2 under the Investment Company Act of 1940, as amended, in such form as may be mutually agreed to between the Corporation and Advisers.

            Section 3. Required Calculations. Advisers shall perform the calculations necessary to calculate each Portfolio's net asset value daily on each day the Corporation is required to calculate such net asset values and in accordance with the current Prospectus and Statement of Additional Information of the Corporation and the Portfolios. The pricing services or other sources from which daily price quotations on portfolio securities are to be obtained for purposes calculating such daily net asset value shall be paid for by Advisers and approved by the Corporation.


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            Section 4. Periodic Reports. Advisers shall supply to the
Corporation such daily and periodic reports with respect to the Portfolios as the Corporation is required by law, rule or regulation to maintain and, additionally, as requested by the Corporation and agreed upon by Advisers.

            Section 5. Ownership of Accounts and Reports. The accounts and records required hereunder, in the agreed upon format, maintained by Advisers, shall be the property of the Corporation and shall be made available to the Corporation within a reasonable period of time upon proper demand. Advisers shall assist the Corporation's independent auditor, or upon approval of the Corporation, or upon demand, any regulatory body, in any requested review of the Corporation's accounts and records, but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Corporation of the necessary information, issuers shall supply the necessary data for the Corporation's (or the Corporation's accountant's) completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Corporation and Advisers Shall agree upon from time to time.

                                 TRANSFER AGENCY

            Section 6. Share Issuances. Advisers shall make original issues of the shares of each Portfolio in accordance with this Agreement, with such Portfolio's current Prospectus and Statement of Additional Information and with the instructions from the Corporation.

            Section 7. Processing of Purchase Orders. Prior to the daily determination of net asset value in accordance with each Portfolio's current Prospectus and Statement of Additional Information, Advisers shall process all purchase orders received since the last determination of such Portfolio's net asset value.

            Section 8. Transfer of Shares. Transfers of shares shall be registered and new share certificates shall be issued by Advisers upon surrender of properly endorsed outstanding Portfolio share certificates with all necessary signature guarantees and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.

            Section 9. Issuance of Replacement Certificates. Advisers may issue new Portfolio share certificates in place of Portfolio share certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to Advisers and may issue new Portfolio share certificates in exchange for, and upon surrender of, mutilated Portfolio share certificates.


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            Section 10. Maintenance of Stock Registry Records. Advisers will maintain stock registry records in the usual form in which it will note the issuance, transfer and redemption of Portfolio shares and the issuance and transfer of Portfolio share certificates, and is also authorized to maintain an account in which it will record the Portfolio shares and fractions issued and outstanding from time to time for which issuance of portfolio share certificates is deferred.

            Section 11. Other Transfer Agency Duties of Advisers. Advisers will, in addition to the duties and functions above-mentioned, perform the usual duties and functions of a stock transfer agent for a registered investment company.

                                   REDEMPTIONS

            Section 12. Processing of Redemption Requests. Prior to the daily determination of net asset value in accordance with each Portfolio's current Prospectus and Statement of Additional Information, Advisers shall process all requests from shareholders to redeem such Portfolio's shares. The proceeds of redemption shall be remitted by Advisers in accordance with the Portfolio's current Prospectus and Statement of Additional Information by check mailed to the shareholder at his registered address.

                                    DIVIDENDS

            Section 13. Notice. Upon the declaration of each dividend and each capital gains distribution with respect to each Portfolio by the Board of Directors of the Corporation, Advisers shall process such dividends and distributions in accordance with instructions received from the Corporation and in accordance with the Portfolio's current Prospectus and Statement of Additional Information and with the applicable laws.

                                 OTHER SERVICES

            Section 14. Other Services Under This Agreement. In addition to the services as administrative agent, dividend disbursing agent, transfer agent, redemption agent and accounting services agent, as set forth above, Advisers will perform, for no additional compensation, other related services for the Corporation and each Portfolio as agreed from time to time, including but not limited to, preparation of and mailing federal tax information forms, mailing semi-annual reports of the Portfolios, preparation of an annual list of Portfolio shareholders, and mailing notices of Portfolio shareholders' meetings, proxies and proxy statements.


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                                  COMPENSATION

            Section 15. Compensation; Allocation of Expenses. In payment for the services to be rendered by Advisers under this Agreement, the Corporation shall pay Advisers a monthly fee for each Portfolio within ten (10) business days after the last day of the month in which said services were rendered equal to the percentage of the value of the Portfolio's net assets on the last day of the month, as set forth in Exhibit A hereto, as supplemented from time to time. This fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement with respect to a Portfolio.

            In addition to the compensation provided in this Section, each Portfolio shall pay all its other costs and expenses not expressly assumed by Advisers, including, without limitation. costs incurred in the purchase and sale of assets, interest, taxes, charges of the custodian of the Portfolio's assets, costs of reports and proxy materials sent to existing Portfolio shareholders, fees paid for independent accounting and legal services, costs of printing prospectuses for existing Portfolio shareholders, costs of registering the Portfolio's shares, postage and insurance premiums. Except as expressly provided herein, Advisers shall pay for the costs and expenses incurred in connection with the rendering of services under this Agreement, including the salaries and benefits of all necessary personnel (including overhead), the costs and expenses of all computer hardware and software and the costs of all pricing services used in connection with the calculations of each Portfolio's not asset value.

                                  INSTRUCTIONS

            Section 16. Authorizing Resolutions. The Corporation shall from time to time file with Advisers with respect to each Portfolio a certified copy of each resolution of its Board of Directors authorizing the transmittal of instructions and specifying the person or persons authorized to give instructions in accordance with this Agreement.

                               GENERAL PROVISIONS

            Section 17. Indemnification. Advisers, in carrying out and performing the terms and conditions of this Agreement, shall incur no liability for its status hereunder or for any actions taken or omitted in good faith and without negligence, and the Corporation, on behalf of the Portfolios, hereby agrees to indemnify and hold Advisers harmless from any and all loss, liability and expense, including any legal expenses, arising out of Advisers' performance or status or any act or omission of Advisers under this Agreement other than that incurred by Advisers' negligence or lack of good faith. Without limitation of the foregoing:


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            (a) Advisers may rely upon the advice of the Corporation, or of counsel, who may be counsel for the Corporation or counsel for Advisers and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted and for any actions taken in good faith upon such statements, Advisers shall not be liable to any person or party; and

            (b) Advisers may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document believed in good faith by it to be genuine and to have been signed, presented or authorized by the purchaser, Corporation, or other proper party or parties.

            Section 18. Interpretation: Governing Law. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law, including, without limitation, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. To the extent that the provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

            Section 19. Effective Date; Duration; Termination. The effective date of this Agreement with respect to each Portfolio shall be the date set forth on Exhibit A hereto, as supplemented from time to time. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of a Portfolio shall mean the vote of 67% or more of the voting securities present at a regular or special meeting of shareholders duly called, if more than 50% of the Portfolio's outstanding securities are present in person or by proxy or the vote of more than 50% of the Portfolio's outstanding voting securities, whichever is the lesser.

            Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect from year to year with respect to a Portfolio but only so long as such continuance is specifically approved at least annually (1) by the Board of Directors of the Corporation or by the vote of the holders of a majority of the outstanding voting securities of the Portfolio, and (2) by the vote of a majority of the directors who are not parties to this Agreement or "interested persons" of any such party (as defined in the Investment Company Act of 1940, as amended), cast in person at a meeting called for the purpose of voting on such approval.


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            This Agreement may be terminated with respect to a Portfolio at any time without the payment of any penalty by the vote of the Board of Directors of the Corporation or by the vote of the holders of a majority of the outstanding voting securities of the Portfolio, or by Advisers, upon sixty (60) days' written notice to the other party. Upon the effective termination date, subject to payment to Advisers of all amounts due to Advisers as of said date, Advisers shall make available to the Portfolio or its designated record keeping successor all of the records of the Portfolio maintained under this Agreement then in Advisers' possession.

            This Agreement shall automatically terminate in the event of its assignment (as defined by the provisions of the Investment Company Act of 1940, as amended).

            Section 20. Amendments. No material amendment to this Agreement shall be effective until approved by Advisers and by the vote of a majority of the Board of Directors of the Corporation who are not interested persons of Advisers.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                       IAI RETIREMENT FUNDS, INC.

                                       By: /s/ Richard E. Struthers
                                          --------------------------------------
                                           Richard E. Struthers, President

                                       INVESTMENT ADVISERS, INC.

                                       By: /s/Noel P. Rahn
                                          --------------------------------------
                                           Noel P. Rahn, Chief Executive Officer


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                                    EXHIBIT A


                                                          Monthly Administrative
                                                          Fee (as a % of average
            Portfolio                   Effective Date      daily net assets)
            ---------                   --------------      -----------------

Series A - LAI Regional Portfolio      November 3, 1993           .0083

Series B - IAI Balanced Portfolio      November 3, 1993           .0083

Series C - IAI Reserve Portfolio       November 3, 1993           .0083


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